Exhibit 99.2

TELULAR CORPORATION
TELULAR CORPORATION SECOND QUARTER 2008 EARNINGS
May 1, 2008, 11:00 AM ET
Chairperson: Joe Beatty (CEO)

Operator: Good morning ladies and gentlemen. Thank you for standing by. Welcome to the Telular Corporation Second Quarter 2008 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, May 1st, 2008.

I would now like to turn the conference over to Brinlea Johnson. Please go ahead.

Brinlea Johnson: Good morning, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the second quarter ended March 31st, 2008. By now everyone should have received a copy of the Company’s press release sent out this morning. If you need a copy of the release, please contact The Blueshirt Group at 212-551-1453.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer; and Jonathon Charak, Senior Vice President and Chief Financial Officer. Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call, and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors. And finally, this conference is scheduled to last no more than 60 minutes, including questions, so in the Q&A session please limit your questions to be courteous to the other callers that might want to ask a question.

At this point I would like to turn the call over to Mr. Joe Beatty.

Joe Beatty: Thanks, Brinlea. Good morning, everyone. Welcome to Telular’s conference call to discuss financial results for the second quarter of 2008. This quarter we posted strong profitability, driven by the growth in our Telguard products and service revenues. We are increasingly focused on accelerating our overall revenue growth to achieve both improved scale and operating leverage. I’ll speak more about this later on the call.

Right now I’d like to introduce you to Jonathan Charak, our newly-appointed CFO, to review the second quarter 2008 financials. I’ve worked with Jonathan in the past with Concourse Communications and have a high degree of confidence in his judgment and capabilities. Jonathan.

Jonathan Charak: Thank you, Joe. Good morning. I’m very pleased to be a part of the Telular team, and I’m excited about the future direction and opportunities of the Company. I look forward to speaking with and meeting our shareholders as such opportunities arise.

For the second quarter of 2008, Telular reported revenues from continuing operations of $19.6 million, up $2.7 million from $16.9 million for the same period last year. The Company reported second quarter income from continuing operations of $2.5 million or $0.13 per share as compared to $290,000 or $0.02 per share reported in the same period last year.

Second quarter of 2008 Telguard products and service revenues increased 24% to $15.8 million from $12.8 million reported in the same period last year. Telguard product sales increased 20% over the prior year period to $10.2 million, while Telguard service revenues increased 31% from the prior year period to $5.5 million.

During the second quarter, Telular sold approximately 54,000 Telguard units and activated over 59,000 new Telguard subscribers. Total Telguard subscribers as of March 31st, 2008, were approximately 373,000. Average selling price per Telguard hardware unit sold during the second quarter increased to $190 from $188 reported in the first quarter of 2008, as we sold a larger proportion of higher priced commercial models.

Telguard’s service average revenue per unit, or ARPU, declined sequentially as expected to $4.89 per month in the second quarter from $5.10 per month in the first quarter of 2008, as a result of the deactivation of all remaining analog units at the conclusion of the Sunset period, which occurred during the second quarter. We expect our service ARPU to decline further to approximately $4 per month during the third quarter, as we experience the full quarter impact of our all digital, lower priced but higher margin customer base.

Moving on to terminal products: terminal revenue was $3.8 million for the second quarter of 2008 as compared to $4.1 million in the prior year period. Terminal revenue was down both sequentially and year-over-year due mostly to the timing of major orders which we expect to roll into terminal revenue for the third quarter. Our gross margin from continuing operations was strong at 39%, up 7 percentage points compared to the second quarter of 2007 and up 3 percentage points from 36% reported in the previous quarter. This is a reflection of the profitable product mix in the Telguard business and increased Telguard service revenues. Looking ahead, we expect gross margins may trend down modestly in the short-term due to changes in our sales strategies.

Operating expenses were up sequentially and over the second quarter of 2007. G&A expense was modestly higher than the previous quarter and the second quarter of 2007 due to increased legal and professional service fees. Sales and marketing expense increased sequentially and over the same period last year due to additional resources being dedicated to product planning and the release of new terminal products. While we had previously felt that 8% of revenue was a good estimate of our sales and marketing expense, we now expect to spend 9 to 10% of revenue on sales and marketing in order to more proactively market our current and planned new products.

Telular continues to market the fixed cellular phone business for sale through a third party banker where the process has not yet yielded a buyer. Until this process is concluded, Telular will continue to operate the unit in order to sell the remaining inventory and service customers.

The Company generated $6.4 million in cash flow, significantly improving cash balances to $16.2 million from $9.6 million reported at December 31st, 2007. We expect our cash balances to meet or exceed $20 million at the end of the third quarter due to the anticipated reduction of inventory from levels that had been built in anticipation of the Sunset period that’s now behind us and the continued collection of receivables from our discontinued operation.

Now, I would like to turn the call back to Joe to go into a more detailed discussion of our business and the longer term growth plans.

Joe Beatty: Thanks, Jonathan. Looking at our bottom line results and cash generation, we had a strong second quarter. However, with the close on the analog Sunset period this quarter, most of the 60,000 plus analog units we had in service as of December 31st were turned off by the end of February without a digital replacement unit being installed and activated. We believe other key players in the industry experienced the same phenomenon, and we estimate there were a large number of analog units that went dark across the industry on the Sunset date.

In order to reactivate these units, we’ve planned to aggressively market to this targeted group by providing our dealers and distributors with additional tools that may encourage these otherwise lost customers to reconnect their wireless security option. These more aggressive sales tactics will also help us address the impact of the slowdown in new housing starts and in the sale of existing homes. Due to the tougher housing market and the deactivated units, we’ve lowered our expectations for the total number of Telguard subscribers to 450,000 by the end of fiscal 2008.

Moving to terminals; in the second quarter we expanded our offering with the introduction of our award-winning SX7 terminal series. The SX7 series delivers the complete mobile communications experience in a flexible and cost-effective solution. This 3G device allows business and residential customers to simultaneously use both analog and digital communications devices over a single wireless network. We’re pleased to announce that during the quarter we received carrier approval for our SX7 from both AT&T and Sprint, and we’re currently initiating Verizon’s arduous approval process. Notably, the SX7 was a winner at the annual AndrewSeybold Awards, held in conjunction with the CTIA Wireless show last month. And while it’s too early to measure the success of the SX7, we are heartened and optimistic about its future due to the fact that it won such an important award.

This summer we’ll be launching our new SX6 terminal and believe it will be a good seller in both North and South America. Its predecessor, the SX5, was missing certain features that limited its distribution in South America. The SX6 resolves this issue and will allow us to market the product throughout South America, along with our traditional distribution in North and Central America.

Since becoming CEO, it’s been my focus to identify ways in which Telular can grow larger more rapidly. In order to drive additional revenue growth, we’re developing new opportunities and event monitoring or M2M vertical markets. In doing so, we can take advantage of our experience driving sales of Telguard in the securities space, one of the largest M2M markets, and apply it to creating monitoring solutions for a myriad of industries, such as agriculture. We believe being a solution provider is the optimal role in the M2M value chain; therefore, while we’re optimistic we can capture additional growth in our Telguard and terminals business. We believe M2M is another market that suits our core competencies and it is now at an inflection point for mass adoption by many industries.

I’d like to conclude by reiterating our desire to grow the top line faster and to leverage our expertise in the security industry and to explore the new opportunities in the M2M space. Telular has a strong reputation and an experienced management team. In fact, right now four of the top six executives in the Company have a strong engineering background, a differentiator for Telular and one that will drive our analytical approach to new market entry and service development. We look forward to keeping you updated on our progress.

With that, I would like to turn it over to the Operator to coordinate any questions you might have.

Operator: Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment for our first question, please.

Our first question is from Rob Damron with 21st Century Equities. Please go ahead.

Rob Damron: Well hi, Joe; hi Jonathan.

Joe Beatty: Hey, Rob, how are you?

Jonathan Charak: Hello.

Rob Damron: Good, good. Nice quarter. Let’s see, just wanted to get a little more detail on, you know, kind of your guidance in terms of gross margin going forward and also your SG&A expense? You mentioned that, you know, changes in sales strategy may put a little pressure on the gross margin going forward and it also sounds like you’re implementing some incremental sales efforts to, you know, grow the Telguard business. So just give us a little more insight into, you know, what those plans might be and how that could impact the margin?

Joe Beatty: Right. Rob, as you know, our overall trend on gross margin, it’s tracking as we had expected and the basic situation there is, as the percentage of our overall revenue represented by our Telguard service revenue grows, then our overall gross margin should expand and it has expanded this quarter. As you noted, the service revenue gross margin tends to be 50%ish.

Rob Damron: Mm-hmm.

Joe Beatty: It’s better than that this quarter and the product margins have been in the low 30s historically. So as time goes by, our overall gross margin is going upward. The only reason we brought it up as an issue this quarter is just to really point out that we’re going to get a little more aggressive on selling. I don’t want to get into a lot of the tactics we may or may not use, I just want to get the message out that we’re going to really focus on getting that top line growing faster than maybe it has been in the last couple of quarters.

Rob Damron: Okay. But would that be more of a selling and marketing expense? Or would that be more of a cost of goods expense?

Joe Beatty: Yes, it can be either. As you point out, certain actions we’d take affect one line versus the other, and I think we’ll use multiple tools in order to get that top line going faster.

Rob Damron: Okay. And then in terms of growing the top line faster, I think you’ve alluded to expanding into the Mexican market with Telguard. Could you just update us on that endeavor and when we might begin to see revenues from that expansion?

Joe Beatty: Sure. We’re excited about Telguard in Mexico and even other Central and South American countries. As it relates to Mexico, we have made progress over the last quarter; we do have revenues in our internal budgets for fiscal 2008. We still expect that we will generate those revenues on schedule in that regard. I’ve been looking for milestones that I can announce the one I’d like to announce when we get it completed is the distributor agreement with our partners down there. Things are tracking; I wish they’d go a little faster, but they’re tracking and we do still expect revenue for Telguard in Mexico this fiscal year as we had planned. We’re getting excited about some other countries in South America. I don’t want to talk too soon about them, but I think there’s potential beyond Mexico as well.

Rob Damron: Okay. And then just lastly on the Sunset how many of the additional subscribers that you added to this quarter would you guess were transitioned from Sunset analog to digital? And then is there still a fairly large number out there? Could you estimate the number of households that, you know, have not yet upgraded to digital from analog?

Joe Beatty: Sure. As I had said, we had 60,000 plus analog subscribers on December 31st, the vast majority of those were turned down at the end of February without a digital replacement unit. So most of our additions during the quarter were not from our own analog subscriber base, and that was a surprise to us, frankly. The silver lining there is that there’s some 60,000ish folks that used to have service that don’t today. I think much of the reason some of them don’t have service is their dealers didn’t go at them as aggressively as they should have in trying to get them converted, and that’s why we’re excited about trying to help our dealers get more ambitious in that regard. I think industry-wide we hear things, though there are no number that I can point to you in the press or in print but our estimates, Rob, say there could be as many as 200,000 analog units that were going dark all of a sudden in late February, and so that’s a lot of units.

Rob Damron: Okay, that’s helpful. That’s all I have, thank you.

Joe Beatty: Thanks, Rob.

Operator: Our next question is from Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri: Hi. How are you guys doing?

Joe Beatty: Russ, good, how are you doing?

Russ Silvestri: All right. A couple of questions. First of all, on the terminal business, seeing it down sequentially was a little bit of a surprise given the seasonality in the new products and I was wondering what you can talk to in terms of going forward, what will you expect on the terminal sales?

Joe Beatty: Terminal sales can be lumpy; two thirds of them roughly are sold outside the US and those tend to be the large orders that come from carrier customers and the timing of those orders can vary. I think, you know, we have in Latin America the holiday celebration at year end tends to go into January for an extended period, so there’s a little bit of seasonality there, but we expect to make up what didn’t show up in the last quarter that we just reported. We feel good about the current quarter underway, so we definitely should see higher terminal revenues this current quarter underway and be able to report that to you in the next release.

Russ Silvestri: So what’s your expectation for the year, I guess is the—maybe a better way to ask the question?

Joe Beatty: Yes, I don’t want to put a number on it. I think this current quarter’s going to be good because of order slippage, and I think after that it’s really a function of how much acceptance we get of our new products, the SX7, which is out there now; the SX6, which will come out kind of late summer. We really won’t see impact from that until our fiscal fourth quarter that ends in September, although we’ll still be selling the SX5 until that point in time and perhaps a little bit beyond. So a lot of it after the next quarter has to do with new product acceptance. But I still expect it to be the double digit grower. If you look at an extended trend over the last 18 months, it’s been pretty good.

Russ Silvestri: Yes. Did you have any sales into AT&T or Sprint in the quarter?

Joe Beatty: Well, the way it works with them is we need to get our device certified on their networks and then they will allow it to be used by end users. Now they don’t have a police team that goes around policing those things, but you want to have it certified so end users are comfortable using it. I’ll tell you historically all of our terminal sales in the US have been through distributors other than the carriers. With the SX7 we’re continuing to count on our great distributor partners in the US. We also have gotten our product listed by AT&T, for example, in one of its vertical market segments. To get it listed as a suggested product is an incremental improvement from the past where we didn’t get that approval. So I think what I’d tell you is most of it’s still going to come from our great third party distributor partners, but we have the added benefit of AT&T being on board, more so with this SX7 now and we hope to do the same with Sprint and Verizon when we get Verizon approval.

Russ Silvestri: And then just talking about the units sold into the security business, I was just curious, now that we’re basically a month plus into—or I guess a month into the third year or third fiscal quarter are you seeing any action that’s happening? I mean as the weather gets better, so to speak, I mean—I know seasonality-wise usually Q2 and Q3 tend to be better for subscriber growth, and I was wondering if you’re seeing any pick-up in the subscriber growth with the month of April underneath our belt?

Joe Beatty: Yes, you’re correct that the seasonality we do see—with Telguard tends to be slowdowns around the year end, which can affect the fourth calendar quarter and first calendar quarter, so the other quarters are generally a bit stronger. All I can tell you is, we do hear from our dealers some impact from the housing situation and it’s different than the economic situation so there’s really a couple of different trends and some positive, some negative.

One of the negative ones is housing starts housing starts are down 36% over the last year, but typically when a new builder puts a house up on spec, there’s a security dealer in the area that puts a security system in on spec and with new houses not being built, those new security systems don’t get put in, so that’s a negative impact on our business. The other impact we see is sales of existing homes; that’s a point in time where people make decisions on upgrades to their security system when they move into a new home, so to the extent there’s less turnover, that’s a negative impact on us. Existing home sales are down 19% over last year.

Counteracting those two negatives: a weak economy oftentimes encourages people to improve their security because they get worried about losing things that they have so that can be a help. It feels now like housing’s certainly overtaking the potential positive from a weaker economy, our dealers are telling us that they were feeling this a little bit which is part of the reason you saw us, or actually a lot of the reason, you saw us take our expected subscriber count down to 450,000.

Russ Silvestri: Mm-hmm. All right, last question. In terms of the operation—discontinued operations, I notice you had like a $2 million loss and I think [inaudible] of the past you kind of talked about that being the total amount of risk to book. Is there more than that that’s still at risk in terms of the book value that’s associated with the discontinuing operations as you try and convert those assets to cash?

Joe Beatty: Now, let me take give you a little detail on that. We did write down the value of a number of assets in that operation over the quarter. We wrote down any inventory we had that wasn’t a finished good. As we get really completed with our efforts to produce new product and sell it before the operation is sold, so there was a write-down on that. There was a write-down on certain intangibles, and the majority of that loss had to do with this reduction in valuation of some of the assets on the books. The total assets at the end of the quarter were $15 million; of them, $10 million was still in receivables. We collected some, and we sold some more product; it ended up at $10 million again, which is about what it was last quarter. But I will tell you that we’ve collected over $1.5 million of that in the month of April, so as we speak today, that’s shrunk.

Russ Silvestri: That number again?

Joe Beatty: And then the other major asset categories inventory of finished goods are $2.8 million so, you know, of the $15.3 million of total assets, $12.8 of it is what I call money good; the receivables, we certainly expect to collect all of them. The finished goods, we expect that we can sell most or all of them at zero margin or better. And so what’s left is really a dollar amount below 3 million of assets that represent something that someone would buy for an ongoing operation. So, yes, we’ve recognized some of the value in write-downs this quarter but not a whole lot left of that business if you think about receivables and the finished goods going away.

Russ Silvestri: So understanding that then, so there’s basically what, $14, $15.6 of receivables and inventory that you think should be able to convert into cash and there’s no other liabilities on the balance sheet, I assume?

Joe Beatty: There’s various liabilities. We’ve made some phones and sold them over the last quarter, so we have payables to our vendors, which is why the liability total is up above $3 million. But I think the quick math is, $10 million of receivables that we expect to collect dollar-for-dollar over the next five months, and then $2.8 million of finished goods that we hope to sell the entirety of, maybe at zero margin. And maybe we don’t sell them all but the rough math is, I always think about pulling $10 million more out of that, and I’ll be a pretty happy man.

Russ Silvestri: Thank you.

Operator: Ladies and gentlemen, if there are any additional questions, please press star, followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from Kevin Dede with Morgan Joseph. Please go ahead.

Joe Beatty: Hi, Kevin.

Jim Moran: Hi, guys. It’s actually Jim Moran for Kevin Dede.

Joe Beatty: Hi, Jim.

Jim Moran: Nice quarter.

Joe Beatty: Thank you.

Jim Moran: Just a question, getting to the M2M opportunities. We’ve heard this a bit on the last couple of calls and you mentioned agriculture, again, this call. I’m just wondering if you could talk about any development there or just how things are going on that front?

Joe Beatty: Yes. My view is we’ve been in M2M for a long time and never really talked about it. Telguard is one of the top three M2M services that others talk about. So we’re pretty good at it already and, yes, we’ve talked about agriculture; it’s the first one we’ve spent a meaningful amount of time on, and we’ve demonstrated an application to a partner that we think looks pretty good. And my next tangible announcement point was going to be an agreement with this partner for the space, and we’re working on that and making progress on that, so I hope to talk and announce that, you know, before the next quarterly call certainly.

But it’s a great space; I mean it’s a space where there aren’t dominant players. It’s a space where you can pick your spot in the value chain. We like the M2M solution or system integrator position in the value chain, which is what we do effectively in the security space. So we’re excited about doing more of that and really, in order to grow the top line of this Company faster, I think we need to devote more energy to getting into other vertical markets, and I think that if I were to pick a message of the day, that’s really the message of the day from my perspective, and I think hopefully investors feel good due to our very strong position in the number three M2M vertical market. And we ought to be pretty good at getting into a number of others; agriculture to start and many others beyond that.

Jim Moran: Okay, great. And would you be able to talk a little more about the international opportunities that you have? I know you mentioned Mexico. Is there anything particularly interesting in Europe?

Joe Beatty: Yes, Europe is interesting. I think it’s got potential more for our terminal business than our Telguard business. It’s also a fertile ground for M2M, but what I would tell you is I think most of our international efforts are going to remain in Central and South America, where we have great carrier relationships. We have an established sales team that works those markets. We’ve gone through homologation or carrier approval of hardware products as we’ve needed to, so we really feel very comfortable there, and we feel like—in the case of terminals, we’ve been selling to three countries in Central and Latin America with the old box, if you will, and the new product is going to be usable in virtually all of the countries. So the territory we can go fishing in in South America in terms of selling terminals, has gotten much larger when we introduced the new product this summer. And then in Telguard, we’re making good progress in Mexico and getting interest in other countries. So both of our existing lines really have a lot more territory to gain in Central and South America, so we’re going to really focus on that. For M2M I think it makes sense to stay closer to home initially; there’s plenty of opportunity in the US for M2M, and so you’ll see us in terms of verticals focusing our efforts—the geographic efforts anyway—close to home in the US.

Jim Moran: Okay. And then lastly, actually, just to get back to I’m sure one of your favorite subjects, the housing market. I’d just wondering if you’re seeing any kind of like slowdown in the rate of decline there in terms of, are you guys seeing any slight pick-up in residential alarms or, according to, like the new houses dropping—or the new home sales dropping so much and existing home sales dropping much. So are you just seeing any kind of—I don’t want to say bottom or anything, but like a decline in the acceleration of the growth rate?

Joe Beatty: Yes, I don’t want to overstate the negative impact of housing. It’s an issue, but I think for us, we sell to the higher end—upper middle class folks tend to be the buyers of our particular option, the wireless backup.

Jim Moran: Mm-hmm.

Joe Beatty: I think we were fortunate that we had Sunset happening and a lot of people in that kind of sub-segment of customers who were less, impacted by the economic issues and even the housing issues continued to convert. I think we’re somewhat insulated from the broader security market because, again, the people that buy our product tend to be a little more insulated from it. So I’ll just give you that general color. I will say that ADT on its call this morning talked about it, expecting housing or the economy to be an issue for several quarters hence, so what’s that worth—

Jim Moran: Right.

Joe Beatty: You know, that’s an important customer to us and that’s their perspective. But I think we will be impacted; I think we will be less impacted than security industry in general, and we took the number down; it is our best estimate of what we think for the year, which is what we always try to give you. And we were a little bit behind the run rate on our prior guidance for first quarter, and we said, okay, the second quarter’s the close of Sunset, 60,000 plus analog subs we can more than make up for that this quarter and do just fine. And when we didn’t, we were below the run rate we would have needed to sustain our guidance and then hearing things from our dealers in the last few weeks about them being impacted , we thought it was prudent to kind of re-assess and so that’s really where we came down to a new number.

Jim Moran: Right, understandable. Very good, okay. Well thanks a lot for the insight and good luck going forward.

Joe Beatty: Thanks, Jim.

Operator: Our next question is from Kevin Dede with Morgan Joseph. Please go ahead.

Kevin Dede: Hi, Joe.

Joe Beatty: Hi, Kevin, is that you?

Kevin Dede: Yes, it’s me.

Joe Beatty: Great.

Kevin Dede: Sorry for the confusion there.

Joe Beatty: No problem.

Kevin Dede: Do you have the depreciation and an amortization number and a stock-based comp number for the March quarter?

Joe Beatty: I do. Stock-based comp for the quarter, $469,000; D&A for the quarter, as I flip pages, is—where is it—there it is—$300,000. Well that’s a six-month figure so you’d be safe to take half of that.

Kevin Dede: Half for the D&A?

Joe Beatty: Half of the 300 because that’s a six month number.

Kevin Dede: Yes, okay. The $6 million in cash generated, that includes the discontinued ops?

Joe Beatty: Yes, the cash balance figure is a consolidated number.

Kevin Dede: Okay. And can you quantify how you might expect gross margin to decline in June, given your promotional activity?

Joe Beatty: Yes.

Kevin Dede: I mean what level of tolerance are you willing to accept?

Joe Beatty: Not a lot, not a lot. Yes, and I don’t want to overstate it. I think people are expecting a continuing increased expansive gross margin based on how our business is built, and I think that’s a good expectation. I just want to temper that a little bit here.

Kevin Dede: Okay. Fair enough. Yes, obviously nice sequential pop, even though revenues are flat.

Joe Beatty: Right.

Kevin Dede: The 450,000 targeted subs for this year; what was your previous estimate?

Joe Beatty: 500,000.

Kevin Dede: Okay. I guess I’m kind of wondering what sort of conservatism you’ve baked into that and how—I mean granted it’s a 50,000 cut but how did you sort of triangulate on that number? What are the major factors that use the input in your model?

Joe Beatty: I think two major thoughts come to mind. One is this notion that at December we had these 60,000 plus analog subs and to get to the end of February and still turn those off, knowing that most of those just went dark, that our dealers did not convert those to a digital solution; not ours; not anyone’s; they just went dark. That was a surprise to me. That’s a lot of subscribers, many of which I would argue that, if marketing programs were more aggressive, maybe didn’t have to happen, which is why we’re getting more excited about trying to hold hands with our dealers and distributors to help them out. But that was a big issue for me, to see 60,000 plus, most of those just go dark; that’s not what I expected.

Kevin Dede: Weren’t—they were notified, of course?

Joe Beatty: Yes, there were multiple attempts made but as I’ve told some of you [inaudible], you get a mailer in your bill and [inaudible] a lot of people throw it away, or someone tries to call you at dinnertime to tell you about it. At my house we don’t answer those calls and so I think the standard approach clearly didn’t work well enough here, and so that was one issue for me. And then the other issue; where do we go after Sunset? If we don’t succeed in reclaiming a lot of those customers, where do we land on new ads and it’s probably not a coincidence that the math suggests 40,000 on average for each of the next two quarters gets us to 450 and that was about the run rate we had before Sunset activities spiked. So we’re queuing a little bit off of our pre-Sunset trend and that’s an easy way to get to that number, and if we pick up, if we’re successful to a meaningful degree in reclaiming some of the folks that abandoned, then maybe we do better. But we also have to keep in mind this housing issue and see where how that plays out.

Kevin Dede: Okay. Okay, fair enough, Joe. Thanks for taking the questions.

Joe Beatty: All right, Kevin, thank you.

Operator: Our next question is from Seth Potter with Merriman Curhan Ford. Please go ahead.

Seth Potter: Hey, Joe.

Joe Beatty: Hey, Seth.

Seth Potter: How are you doing?

Joe Beatty: Good.

Seth Potter: Quick question regarding your service gross margin sequentially. As you guys stated an increase nicely from a 46% to 52.5 or so %, what’s happening there? Where is some of that dynamics? And, you know, will that margin remain in the 50, you know, 50+% range going forward?

Joe Beatty: Yes, we’ll—I’ll say two things about that. One is that in our past discussions that we talk about the gross margin for service being 50ish and mostly driven by our arrangement with our carrier. I know there’s also some other costs that come into cost of goods for service. But on the margin we do have the potential to exceed 50%. We haven’t talked a lot about that historically, but you’re seeing a bit of evidence here of that. The other thing you’re seeing is the clean-up from the analog service where you have all the analog billings and all the analog cost of service that we have had historically. With all the analog units coming out of service, there’s a natural reconciliation that happens, where we overcharged for service by the multiple cellular carriers that provided us analog service? So I think there were some credits we received at the end. So that had some impact as well, but it’s really the two issues; it’s that and it’s the fact that kind of admitting that we really can’t exceed 50% based on our arrangements out there and we saw some of that.

Seth Potter: Okay, great. Thanks a lot.

Joe Beatty: Good.

Operator: Our next question is from Ali Motamed with Boston Partners. Please go ahead.

Ali Motamed: Hi. A couple of quick questions. First of all, you mentioned $20 million in cash. What period in time was that? And when you look at that moment in time, what was the net book value of the discontinued ops? So if we add them all up, by what point should we get the—you know, what cash level?

Joe Beatty: Yes, Ali, that’s a June 30th that—it’s a rough statement that by June 30th we should readily have at least $20 million in cash.

Ali Motamed: Okay, and then what do you think you will have liquidated from your net book value of discontinued by then? So what will be more to go if you just added in net asset value of discontinued?

Joe Beatty: Well that’s the tough to predict part. I would tell you that I’d expect to have at least half of those receivables still outstanding on June 30th.

Ali Motamed: So we could get another five to seven maybe in the next year after that just from discontinued?

Joe Beatty: Yes, there’s certainly should be more coming in after that from discontinued, yes.

Ali Motamed: Okay. And now the 450,000 subs. I think the average rate, let’s say around $4 a month. I mean if we have any potential to get there, and I think—it seems like you’re baking in some conservatism to a certain extent at least, that’s put it at $21.5 million at least in run rate recurring revenue going into the next year, which is higher than this year sort of. We could take into consideration all the little things that can happen over the next quarter or two, but—so our recurring revenue base going into next year should be higher than this year. It seems like the selling into the distribution network and installs are basically tipping along at a pace that makes, maybe we could take that down very moderately, but it seems like this quarter that you put up—and I know you’re going to get more aggressive on marketing a little bit—but it seems like it’s sort of a base to a base to a certain extent. Maybe we could take $.03 or $0.04 off the earnings number, but at around this double digit earnings per share per quarter seems to be pretty darned stable. What’s your take on that?

Joe Beatty: Yes, I think of it this way, Ali. When I run numbers; I do the service math you’ve done with $21.5 million—I’ll just repeat your number—and 50% gross margin, that gets me $10 or $11 million. And I need to cover about $5 million a quarter in operating expenses so that paid for two quarters of operating expenses. So then, you know, I think about how much hardware do I need to sell and generate margin for them to cover the other two quarters and make money. And so it’s really volume dependent on how much hardware is getting shipped, whether it be for Telguard or whether it be terminal products, and that’s the variability, right?

We saw this quarter terminals come in maybe less than people expected because of timing of some orders. We’ve talked about going forward, how this quarter should be better because of that slip, and then in the future it’s dependent on product acceptance. In Telguard, it’s the simple math of how many units we sell and subscribers we add, so I guess what I’m saying is I think—the good news is that service revenues are reliable, sticky, high margin and a growing percentage of our total. And then, you know, for right now, it does matter how many hardware units we’re selling over the next year or two. I think after that point in time, the service revenue becomes pretty dominant and it becomes less and less an issue every quarter of how much hardware we sold.

Ali Motamed: Right. I mean even on the hardware revenue, though, right? I mean we could take it down from this—so you’re saying next quarter is going to be up. We could take it down from this quarter and still be sort of at the run rate putting up almost $0.10. How much product acceptance of new product cycles, those types of things, how much of a marginal impact do they have? You know, how big a deal is cycling a new product in? And how much, if people stick with you, you know, based off of your—I mean I hopefully you’re improving the product.

Joe Beatty: Yes, no, and I said products—terminal product revenue should certainly be up next quarter. I always let people do the math on Telguard based on the subscriber estimates. But in the scheme, Ali, if you’re asking me, shouldn’t we feel good about the situation, and I would tell you I feel good about the situation, yes. I don’t want to—it’s a pretty good, it’s a pretty good picture.

Ali Motamed: And now what about that cash? That’s a lot of cash now coming out and I mean this is a funny stock, to put it mildly. I mean you have half your cash balance of your market cash sitting in cash here. I don’t now if there’s many better things than buy-backs. How come we’re not really—now that we’re kind of getting some more visibility on the year, how come we’re not being more aggressive there?

Joe Beatty: Yes, it’s the structure of stock buy-back as one that’s regularly discussion amount the board and myself. I will tell you we really think we want to grow the top line of this company faster. So we want to make sure we have all the tools we would need to do that; we think that’s a better use of your cash because we feel so good that we’ve dominated the third largest M2M vertical; we got to be crazy not to go into some other M2M verticals, because it’s—yes we’re going to do very well. So if we grow this top line faster and successfully, we think that’s a much better use for your cash right now.

Ali Motamed: Well I think timing is one thing, though. I mean you could buy back stock now and do an equity offering. If you deliver anywhere nearly what seems reasonable at twice, three times the stock price and then go into new verticals, I mean it seems like the market right now seems to be a little dislocated.

Joe Beatty: Mm-hmm.

Ali Motamed: It would be nice to have the Company step up because obviously it seems like, the market doesn’t really seem to be willing to.

Joe Beatty; Yes, I, you know, the good news here is we’ve got a great independent and open minded board, and we talk about the issue and I think at any given time we’re very focused n what is the best for shareholder value. And if—

Ali Motamed: Buy back stock now and if it gets to $7, go issue 3 million shares and you got your cash back and we’re doing a lot better.

Joe Beatty: Yes.

Ali Motamed: Anyway—

Joe Beatty: I hear what you’re saying but I think I’ve answered it the best I can so far.

Ali Motamed: Thank you, sir.

Joe Beatty: Thanks, Ali.

Ali Motamed: Have a good one.

Joe Beatty: You too.

Operator: Our last question is a follow-up question from Rob Damron with 21st Century Equities. Please go ahead.

Rob Damron: Yes, just a couple of follow-ups. Would you mind giving us what the Telguard sales and subscriber growth was in April?

Joe Beatty: The month of April? Yes, I don’t want to disclose that yet, Rob.

Rob Damron: Okay. Had to ask, and then you mentioned in the press release that commercial stronger than residential. Do you expect that trend to continue in the next couple of quarters? Or, how should we think about that mix?

Joe Beatty: Yes, it probably comes back a little bit more toward residential because if you think about it, what happened was the commercial customers were serious about conversion, and they got rid of their analog units, and they made sure they had a digital unit. They were a minority among the units that got turned down at the end of February, and so they really built up as a percentage of our customers in the last quarter or two. But I think now that we’re through Sunset they were diligent, so I expect the typical net add going forward to go back to being more residential from a mix perspective. Hard to predict to what degree but I certainly expect it to be more residential.

Rob Damron: And then do you make a bit more than $4 a month on the commercial? Or is it the same as the residential?

Joe Beatty: Yes, on average we do better with commercial customers, right, because the rate plan—they’re looking for a little more regular messages from our unit and that is a higher rate plan so the ARPU there is higher. And so the $4 we talk about has historically been a blend based on our assumption of mix.

Rob Damron: Okay. And then lastly, the share count, that actually went down sequentially. What was the cause of that? And where—how should we look at the share count going forward?

Joe Beatty: Well, you know, without investigating deeper my first reaction is that the number of in the money options shrinks as the stock price goes down so I’d have to check that the relative stock priced on those dates, but I’d have to do a little investigation. Maybe I can get back to you after the call.

Rob Damron: Okay, that’s fair. All right, that’s all I have. Thank you.

Joe Beatty: All right, thanks, Rob. Any other questions, Operator?

Operator: Our next question is from David Kanen with Point Capital. Please go ahead.

David Kanen: Hi. Joe, I apologize; I was a little late to the call so if I’m asking any redundant questions, again I apologize. Can you tell me after Sunset what kind of trend you saw in Telguard terminal sales week-by-week in March? Just give me any—if there’s any visibility into that.

Joe Beatty: Well week-by-week in March, let me think about that question.

David Kanen: In other words, kind of what was the—you did about 55,000 for the quarter, you know, which, if it was linear, 18,300 per month—per, yes, per month. How did the month drop off, if at all? What, on a weekly basis what happened?

Joe Beatty: Yes, no unusual trend is coming to my mind, which tells me that it was a—must have looked like a typical quarter to us. I mean after Sunset.

David Kanen: So it was fairly linear?

Joe Beatty: Yes, and you know, I had inventories up just to be ready for a bigger quarter. And so from a shipment perspective, I don’t—any color I can give you on terms of March.

David Kanen: So what you’re saying is from what you can remember it was pretty much linear with January and February?

Joe Beatty: Right. To the best of my knowledge at the moment, I don’t remember anything unusual. Well when you say linear, you’re—I’m thinking—I’m commenting on how it compares to typical quarters and I’ll tell you product shipments, even though Telguard’s a recurring revenue service and is pretty smooth and linear in terms of its overall growth, we do tend to sell more terminals in the third month of a quarter than the first month of a quarter. But I can’t—you don’t have in front of me the numbers by month for that—from that perspective so I can’t offer you any color on it.

David Kanen: Okay. And then I heard some reference to op-ex or specifically to spend and sales and marketing. Can you just reiterate that for me please? I’m assuming that your quarterly run rate is going to go up in sales and marketing, is that right?

Joe Beatty: Yes, well it kind of already did go up as a percent of revenue this quarter and really in explanation of that, we talked about instead of thinking of 8% of the top line, it makes more sense to think about 9 or 10% of the top line being spent for sales and marketing expense. In that case, we’ve staffed up a little more. I think it’s important to be marketing driven; I think historically the Company may have been more engineering driven, and we’re moving quickly away from that. So that means we’re putting a little bit of money into staff. We also have new products. A new product that was launched and one that’s about to in the terminal space and we’ve got some outside resources helping us [inaudible] and successfully make those launches so there’s money being spent there. And I think just in going forward I want to make sure I’ve got enough great horsepower in this Company, really leading the rest of us by being market sensitive and market driven and so there’s a little more cost to do that.

David Kanen: Mm-hmm. When you say you have a new terminal product launch, or are we talking about for these adjacent markets, like you know, AG and M2M, et cetera? Or is this primarily for the alarm business?

Joe Beatty: It’s for the other one, the general purpose terminals, the ones people use when they port a fax, phone and PC in together over the cellular network.

David Kanen: Is it okay, so there’s the FC—an FCT?

Joe Beatty: Correct. The old segment we used to call it FCT, fixed terminals.

David Kanen: Yes.

Joe Beatty: And I haven’t talked yet about hardware products associated with M2M, although I probably did mention that we did announce a demonstration of a solution in the AG space and that did include a couple of new products, but I don’t want to get into right now what those are, what those do and how many of those I expect to sell, but we do have a product component to our M2M strategy as well.

David Kanen: So you’re—okay, so the product, the terminal or monitoring product that you guys have for M2M or AG, is that in beta yet? Is it ready to be sold? Or, you know, you’re still in the development phase?

Joe Beatty: It’s between alpha and beta. It’s on its way to beta.

David Kanen: I see. And I don’t know if you mentioned this on the call, but do you expect revenue from those markets in this fiscal year?

Joe Beatty: No, I don’t. I didn’t say it on this call, but I think we’ve said it in prior calls that we really think of that as 2009 business. I just want to, I guess, talk a little bit more about M2M hardware. I mean we’re really focused on selling M2M solutions and services. Just like you love the service component of our Telguard offering, we love, and you will come to love hopefully, the service component of our M2M solutions. Frankly, I don’t think I need to make every piece of hardware that goes into that solution; really only want to make hardware that either isn’t available or isn’t available at a good price from others. So we’re going to really be more software/firmware oriented in this—in these other M2M markets we go into outside of security. It just so happens for AG that we put together a couple of products to help us accomplish the solution.

David Kanen: Okay. So you expect revenue—primarily service revenue from those markets in ’09. Now when you say ’09, do you mean calendar ’09 or fiscal ’09?

Joe Beatty: I mean fiscal ’09, and I will say this, I may still have hardware revenue but it may be reselling someone else’s hardware as part of a package solution.

David Kanen: Understood.

Joe Beatty: Yes, and that’s different for us versus our history.

David Kanen: Mm-hmm. Okay. And then there was some reference to FCT business that slipped. Did you quantify that? And is that ticked up in the current quarter?

Joe Beatty: I did not quantify it. We did $3.8 million of terminals in this quarter we just reported, and all I said was we’re going to do better than that.

David Kanen: I see. Okay. Okay, did you give any—I know you gave year end subscriber numbers. Okay, I’ll just leave it at that and let someone else ask questions if there are any—if there’s anyone left at this point. Thanks.

Joe Beatty: Thanks, Dave. Appreciate it. Operator, anything else?

Operator: I’m showing that we have no further questions. Do you have any closing comments?

Joe Beatty: Sure. I just want to say thanks to everyone for your time and for your attention to Telular, and we’re working hard to grow this Company faster and make sure we’re focused on delivering shareholder value to you. Thanks for your interest.

Operator: Ladies and gentlemen, this concludes the Telular Corporation Second Quarter 2008 Earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 and put in the pass code number 11112234. Once again, that number is 1-800-405-2236 and the pass code is 11112234. ACT would like to thank you for your participation. You may now disconnect.

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